CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated January 24, 2024, relating to the financial statements and financial highlights of First Trust Specialty Finance and Financial Opportunities Fund, appearing in Form N-CSR of First Trust Specialty Finance and Financial Opportunities Fund for the year ended November 30, 2023, and to the references to us under the headings “Target Fund and Acquiring Fund Service Providers” in the Proxy Statement and Prospectus and “Miscellaneous Information” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

November 26, 2024